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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            _______________________


                                  FORM 8-K/A-2


                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 or 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earlier event reported): January 6, 1998


                               TRIMOL GROUP, INC.
             (Exact Name of Registrant as specified in its Charter)



       Delaware                    0-28144                     13-3859706
(State of Incorporation     (Commission File No.)    (IRS Identification Number)
 or other Jurisdiction)


                    1285 Avenue of the Americas, 35th Floor
                            New York, New York 10019
                    (Address of Principal Executive Offices)


                                 (212) 554-4394
              (Registrant's telephone number, including area code)
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ITEM 1. CHANGES IN CONTROL OF REGISTRANT

     As reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") in January 1998 (the "8-K"), of Trimol Group, Inc. (formerly Nutronics International, Inc.) (the "Company"), pursuant to an Agreement and Plan of Reorganization dated as of December 31, 1997 and effective as of January 6, 1998, by and among the Company, Magnum Associates Ltd. ("Magnum"), a corporation organized under the laws of Ireland, and Starbeam, Ltd. ("Starbeam"), a corporation organized under the laws of Ireland (Magnum and Starbeam shall hereinafter sometimes be collectively referred to as the "Target Stockholders"), and certain other parties, the Company acquired
(the "Acquisition") all of the issued and outstanding capital stock of the Targets (as defined in the 8-K), from the Target Stockholders in exchange for an aggregate of 10,000,000 shares of common stock, par value $.01 per share (the "Common Stock") of the Company. As described in the 8-K, the Targets own certain capital stock of three (3) Moldovian operating entities (collectively, the "Asset Entities"). As a result of the Acquisition, the Targets are wholly-owned subsidiaries of the Company, which in turn, and as described in the 8-K, own capital stock of the Asset Entities.

     In the 8-K, the Company presented a table setting forth the number and percentage of voting securities of the Company beneficially owned directly or indirectly by the person(s) who acquired control of the Company, after giving effect to the Acquisition and certain other transactions set forth in the Reorganization Agreement. The Company is filing this Current Report on Form 8-K/A-2 (the "Amendment") to amend such 8-K to correct certain errors in such table, which should have reflected that Mr. Ted Shapiro, the President, Chief Executive Officer and a director of the Company, is the beneficial owner of 1,390,000 shares of Common Stock, representing approximately 12.6% of the total outstanding Common Stock of the Company, and that Mr. Eugene Kogan, a Vice President of the Company, is the beneficial owner of 110,000 shares of Common Stock, or approximately 1.0% of the total outstanding Common Stock of the Company. The Amendment also amends the table of officers and directors, to reflect the correct spelling for Mr. Eugene Kogan, a Vice President of the Company.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          TRIMOL GROUP, INC. (REGISTRANT)


                                       By:/s/ Ted Shapiro
                                          --------------------------
                                          Ted Shapiro, President


Dated: As of March 27, 1998